U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.
                                   FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.  Name and Address of Reporting Person
    WILLIAMS, BARRY LAWSON
    100 First Street, Suite 2350
    San Francisco, CA  94105
    USA

2.  Issuer Name and Ticker or Trading Symbol
    SIMPSON MANUFACTURING CO., INC. - (SSD)

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    MAY 1998

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person to Issuer (Check all applicable)
    (X) Director                    ( ) 10% Owner
    ( ) Officer (give title below)  ( ) Other (specify below)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price |9.Number    |10.|11.Nature  |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri |of Deriva   |Dir|of Indirect|
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative  |tive        |ect|Beneficial |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu    |Securities  |(D)|Ownership  |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity    |Benefi      |or |           |
                      |Deriva- |     |      |               |Date |Expir|                    |        |ficially    |Ind|           |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |        |Owned at    |ire|           |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |        |End of      |ct |           |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |        |Month       |(I)|           |
___________________________________________________________________________________________________________________________________|
| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       500  | D |           |
-----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |05/19|    | |           |   |02/13|02/15|            |       |        |            |   |           |
| Common Stock        |$37.3125|  /98|  A | |      500  | A |   98|  /05|Common Stock|   500 |$37.3125|       500  | D |           |
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|                     |        |     |    | |           |   |     |     |            |       |        |            |   |           |
|                     |        |     |    | |           |   |     |     |            |       |        |            |   |           |
-----------------------------------------------------------------------------------------------------------------------------------|
|                     |        |     |    | |           |   |     |     |            |       |        |            |   |           |
|                     |        |     |    | |           |   |     |     |            |       |        |            |   |           |
-----------------------------------------------------------------------------------------------------------------------------------|
|                     |        |     |    | |           |   |     |     |            |       |        |            |   |           |
|                     |        |     |    | |           |   |     |     |            |       |        |            |   |           |
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|                     |        |     |    | |           |   |     |     |            |       |        |            |   |           |
|                     |        |     |    | |           |   |     |     |            |       |        |            |   |           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:


SIGNATURE OF REPORTING PERSON

BY:  Barry Lawson Williams


/s/BARRY LAWSON WILLIAMS
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DATE

May 31, 1998
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